Exhibit 10.3

FIRST AMENDMENT TO

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment Agreement”), dated as of September 27, 2007 amends that Membership Interest Purchase Agreement entered into on November 26, 2005, by and between JONES LANG LASALLE INCORPORATED, (“JLL”), SPAULDING AND SLYE PARTNERS LLC, (“Seller”), and JONES LANG LASALLE CAPITAL INVESTMENTS LIMITED, (“Purchaser”)(the “Agreement”). JLL, Seller and Purchaser are sometimes referred to individually as a “Party” and collectively as the “Parties.”

R E C I T A L S:

A. WHEREAS, Seller and Purchaser closed on the transaction contemplated by the Agreement as of January 1, 2006 (the “Closing”); and

B. WHEREAS, both Parties desire to amend the Agreement pursuant to the terms and conditions of this Amendment Agreement.

C. NOW THEREFORE, In consideration of the foregoing and the mutual covenants and agreements contained in this Amendment Agreement, and intending to be legally bound hereby, the Parties hereby agree as follows.

1. Total Consideration.

i. Section 2.2(b) of the Agreement shall be replaced in its entirety with the following:

(b) Deferred Payments. Subject to the provisions of Section 9.7 below, on January 2, 2008 (or if that date shall not be a Business Day such payment shall be made on the immediately succeeding Business Day), Purchaser or JLL shall pay to Seller Twenty Million Dollars ($20,000,000), on December 31, 2008 (or if that date shall not be a Business Day such payment shall be made on the immediately preceding Business Day), Purchaser or JLL shall pay to Seller Fifteen Million Dollars ($15,000,000), on January 2, 2009 (or if that date shall not be a Business Day such payment shall be made on the immediately succeeding Business Day), Purchaser or JLL shall pay to Seller Ten Million Dollars ($10,000,000), on January 4, 2010 (or if that date shall not be a Business Day such payment shall be made on the immediately succeeding Business Day), Purchaser or JLL shall pay to Seller Eleven Million Four Hundred Thousand Dollars ($11,400,000) and on January 4, 2011 (or if that date shall not be a Business Day such payment shall be made on the immediately succeeding Business Day), Purchaser or JLL shall pay to Seller Ten Million Seven Hundred ($10,700,000), in each case by wire transfer of immediately available funds to the Account or to another account if so requested in writing by the Seller.

ii. Section 2.2 (c) of the Agreement shall be replaced in its entirety with the following:

(c) Earn Out Payment.

(i) Earn Out Definitions. The following definitions shall be applicable for purposes of determining the amount, if any, of the Earn-Out payment which may be payable to Seller hereunder:

“Business Operations” means that portion of the business operations of Jones Lang LaSalle Americas, Inc. (“Americas”) (exclusive of business operations of the Company and any of its Subsidiaries) which are managed directly or indirectly by Seller’s Management and which consists of Americas’ Markets and investment sales, capital markets within the greater Washington D.C., Hartford, and Boston markets.

“Earn-out Eligible Revenue” means the excess, if any, of Revenue over Steady State Revenue.

“Earn-out Multiplier” means .50.

“Earn-out” shall mean the lesser of $5,000,000 or Earn-out Eligible Revenue divided by the Earn-out Multiplier

“Markets” means agency leasing, transaction execution representing tenants (exclusive of any revenue allocated or earned by Americas’ public institution business in connection with or arising from said activities), property management, project and development services except services provided in conjunction with reimbursed corporate accounts.

“Revenue” shall mean the sum of (a) revenue recognized in accordance with GAAP during the period beginning on January 1, 2006 and ending at the close of business on December 31, 2008 (the “Earn-Out Period”) generated from the operations of the Business by the Company and its Subsidiaries (reference the Confidential Information Memorandum) plus (b) revenue recognized in accordance with GAAP generated during the Earn-Out Period from the Business Operations plus (c) revenue (consisting of individual client agreements resulting in revenue of greater than $75,000) sourced by the Company for services delivered by the Americas outside of the Territory.

“Seller’s Management” shall mean David McGarry and Peter Bailey.

“Steady State Revenue” shall mean $398,838,400.

(ii) Example. For the avoidance of doubt, by way of example, and as an illustration of the Parties’ intent (and using hypothetical numbers) of the earn-out calculation, the following is an example of the manner in which the earn-out calculation shall be made upon the completion of the Earn-Out Period.

Amounts calculated at the end of Earn-out Period are:

Revenue = $410,000,000 (assumption for this example)

Earn-out Eligible Revenue = $11,161,600 ($410,000,000 minus $398,838,400)

Then:

Earn-out = $5,000,000 ($11,161,600 multiplied by .50 equals $5,580,800, but Earn-out is capped at $5,000,000)

(iii) Annual Calculation. On or before March 1, 2008, Purchaser shall deliver to Seller a written calculation of Purchaser’s determination of Revenue for calendar years 2006 and 2007. Seller shall have a period of ten (10) Business Days after receipt of Purchaser’s calculation within which to object in writing to Purchaser with respect to the calculation so made, specifying in detail the basis of any objection. The resolution of any dispute regarding the earn-out payment shall be conducted in the same manner as is specified for the resolution of disputes in Section 3.2 hereof. If Seller shall fail to deliver a written objection notice to Purchaser within such ten (10) Business Day period then Purchaser’s calculations respecting the earn out shall be deemed final and binding upon the parties without further recourse.

(iv) Final Calculation. On or before February 15, 2009, Purchaser shall deliver to Seller a written calculation of Purchaser’s determination of (A) Revenue for calendar year 2008, and (B) whether any earn-out payment is due and payable to Seller hereunder and, if such payment is due and payable, the amount thereof. In calculating whether any earn-out payment is due to Seller, Purchaser’s calculation shall reflect the amount of Revenue for 2006 and 2007 determined pursuant to clause (iii) above. Seller shall have a period of ten (10) Business Days after receipt of Purchaser’s calculation within which to object in writing to Purchaser with respect to the calculation for Revenue for calendar year 2008, specifying in detail the basis of any objection. The resolution of any dispute regarding the earn-out payment shall be conducted in the same manner as is specified for the resolution of disputes in Section 3.2 hereof. If Seller shall fail to deliver a written objection notice to Purchaser within such ten (10) Business Day period then Purchaser’s calculations respecting the earn out shall be deemed final and binding upon the parties without further recourse.

(v) Payment. Subject to the provisions of Section 9.7 below, any amount payable to Seller with respect to the earn-out payment shall be made by Purchaser or JLL by wire transfer of immediately available funds to the Account within five (5) Business Days after the expiration of the ten (10) Business Day period referred to in Section 2.2(c)(iv) above (where there has been no timely objection made by Seller), or within five (5) Business Days after the date upon which any dispute with respect thereto has been finally and fully resolved. In no event shall Purchaser or JLL be obligated to make any earn-out payment in excess of Five Million Dollars ($5,000,000).

(vi) Access to Records. Without limiting the generality of any other provision of this Agreement at Seller’s sole cost and expense, Purchaser shall give Seller and its agents and representatives (including accountants) access to Purchaser’s records during normal business hours and after receipt by Purchaser of a written request by Seller for access not less than two (2) Business Days prior to the date upon which such access is requested and Purchaser shall make records stored in electronic form reasonably available to Seller and its agents and representatives during such period of access, in each instance solely for any purpose relevant to the calculations or processes referred to in this Section 2.2(c).

(vii) Management; Control; Accounting; Capitalization. It is understood that, subject to the terms of any employment agreement between Americas or any of its Affiliates and members of Seller’s Management, Seller’s Management shall have management responsibility, for the duration of the earn-out period, for the activities that relate to the generation of revenue upon which the earn-out payment calculation is based, including (A) the operations of the Company and its Subsidiaries which consist of the Business and (B) the Business Operations. For purposes of calculating Revenue and allocating revenues among revenue-generators, the Parties shall use the accounting and allocation methods and principles used by the Company prior to the Closing Date. All revenue of Americas from existing corporate accounts of the Company and its Subsidiaries shall be allocated to and constitute Revenue; provided, such Revenue is derived from the Business Operations. Seller’s Management will manage the Business and the Business Operations in conformity and compliance with the practices, policies, procedures, manuals and required approvals of Americas, and Americas shall provide adequate operating capital to the Company after the Closing Date consistent with Americas’ strategy and comparable policies of providing operating capital to its other business operations.

2. Representations and Warranties

Authority; Execution and Delivery; Enforceability. Each of the Purchaser and Seller has full corporate power and authority to execute and deliver this Amendment Agreement. The execution and delivery by Seller and Purchaser of this Amendment Agreement has been duly authorized by all necessary corporate action on the part of Seller and Purchaser. Each of Seller and Purchaser has duly executed and delivered this Amendment Agreement. This Amendment Agreement constitutes the legal, valid and binding obligation of Seller and Purchaser, enforceable against Seller or Purchaser in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to creditors’ rights and by general principles of equity.

3. Conditions Precedent

i.	Managing Member Certificate and Consent—A certificate signed by the Manager of Seller certifying as to the incumbency and signature of the representative of Seller executing this Agreement and any other documents signed by Seller pursuant to this Agreement and a consent of the Manager of Seller, consenting to the changes to the Agreement contained in this Amendment Agreement.

ii.	Amended Employment Agreements – Each Person identified on Exhibit E, attached hereto shall have executed and delivered to Purchaser an amendment to the Employment Agreement (“Employment Agreement Amendment”) that was provided in connection with the Closing, substantially in the form of Exhibit F, attached hereto.

4. All Other Terms and Conditions of the Agreement shall remain in full force and effect as drafted.

SIGNATURES ON NEXT PAGE

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their duly authorized representatives as of the date first written above.

JONES LANG LASALLE INCORPORATED

By:	/s/ Lauralee E. Martin
Name:	Lauralee E. Martin
Title:	EVP, COO and CFO

JONES LANG LASALLE CAPITAL INVESTMENTS LIMITED

By:	/s/ James S. Jasionowski
Name:	James S. Jasionowski
Title:	Director

SPAULDING AND SLYE PARTNERS LLC

By:	Spaulding and Slye Holdings, LLC, Sole Manager

By:	/s/ Peter A. Bailey
Name:	Peter A. Bailey, authorized member

Exhibit E

Persons Required to Execute Employment Agreement Amendment

Kathy Allgier

Terry Amling

Peter Bailey

Bill Bailey

Bill Barrack

Steve Collins

Kem Courtenay

Mark David

Dave Dempsey

Rob Dickey

Joe Delogu

Peter DeLuca

Tom Doughty

Marshall Durston

Matt Dwyer

Jeff Flynn

Tim Fraser

Martin Kamm

Harry Klaff

Bill Magner

Dave McGarry

John Myers

Paul Potash

Mike Renner

Don Richardson

Jack Restivo

Paul Robertson

Dermot Roe

Paul Sampson

Bob Shue

Kyle Warwick

Exhibit F

Form of Employment Agreement Amendment

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (“First Amendment”), made as of the      day of May, 2007, by and between Jones Lang LaSalle Americas, Inc., a Maryland company (“Company”), and             , an individual and resident of                 ,                 (“Executive”).

WHEREAS, as of November 26, 2006, Jones Lang LaSalle Capital Investments, Limited and Spaulding and Slye Partners LLC, of which Executive is a member, entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”); and

WHEREAS, as of                  , 2007, Section 2.2 (c), Total Consideration, Earn Out Payment of the Purchase agreement was amended (the “Purchase Amendment”); and

WHEREAS, Executive signed an Employment Agreement with the Company effective January 1, 2006 (“Employment Agreement”) concurrently with the closing on the sale pursuant to the Purchase Agreement.

NOW, THEREFORE, in consideration of the Purchase Amendment and the premises and the mutual covenants set forth below, the parties agree as follows:

1. Extended Agreement Term. Company and Executive agree to substitute the first sentence of Paragraph 1 of the Employment Agreement for the following:

The Company agrees to employ the Executive, and the Executive agrees to be in the full-time employ of the Company, for the period beginning on the Effective Date (as hereinafter defined) and ending on 54th month anniversary of the Effective Date (4 1/2 years) or, if earlier, the date of the Executive’s termination of employment pursuant to Paragraphs 5 or 6 below (the “Employment Period”).

2. Restrictive Covenants. The Company and Executive agree to substitute the phrase “third anniversary” in each instance in Paragraphs 7.1, 7.2(a) and 7.2(b), with the phrase “four and one-half year anniversary”.

3. Except as specifically provided in this First Amendment to Employment Agreement, the Employment Agreement and each of its provisions, terms and conditions, shall remain in full force and effect.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

JONES LANG LASALLE AMERICAS, INC.:

By:
Name (printed):
Its:

EXECUTIVE:

By:
Name (printed):